Exhibit 99.1

Plymouth Industrial REIT Expands in Fast Growing Jacksonville Market
with Agreement to Acquire Light Industrial and Flex Portfolio for $97 Million

BOSTON—(November 27, 2018) Plymouth Industrial REIT, Inc. (NYSE American: PLYM) today announced it has signed a definitive agreement to acquire a 20-building, 1.1 million-square-foot light industrial and flex portfolio in Jacksonville, Florida for $97.1 million in cash. The acquisition, which is expected to close in mid-December 2018 subject to customary closing conditions, is projected to provide an initial yield of 8.4%. Plymouth expects to fund the acquisition with approximately $34 million in proceeds from a recently announced strategic investment from an affiliate of Madison International Realty Holdings, LLC and approximately $63 million in short-term borrowings from KeyBank.

The portfolio consists of three business parks totaling 20 buildings and 1,133,516 square feet of institutional quality light industrial and flex assets. The buildings are in close proximity to one another in the highly desirable Southside submarket of Jacksonville, centered by the intersection of Interstate 95 and J. Turner Butler Boulevard. The properties are currently 96% leased to 40 tenants. The portfolio has a weighted average lease term of over three years remaining and contains national and regional tenants such as Comcast, Veritiv, Cintas, Alstom, Staples, Cardinal Health, The Home Depot, Johnson Controls, Safelite AutoGlass and Shaw.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “We have a demonstrated track record of sourcing large attractive opportunities in thriving industrial markets. These buildings in Jacksonville are no exception and will be a strong addition to our overall portfolio with a mix of stability and upside potential. Based on the first-year projected net operating income, this acquisition alone would represent an increase of more than 25% over and above our projected full year 2018 NOI.”

Pendleton White, Jr., President and Chief Investment Officer, added, “We have targeted Jacksonville for some time and coveted a meaningful presence that gives us immediate scale, infill locations and a mix of light industrial and flex buildings to accommodate a wealth of tenants. Jacksonville is the third fastest growing market in the country with the one of the tightest industrial vacancies and lowest amount of inventory under construction of any market we have analyzed in the Southeast. With nearly one third of the space up for renewal over the next three years, we have an excellent opportunity to take advantage of these strong fundamentals in the Southside submarket and drive rental growth.”

About Plymouth

Plymouth Industrial REIT, Inc. is a full service real estate investment company structured as a vertically integrated, self-administered and self-managed real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses and light industrial properties, primarily located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide current operating income with the opportunity to enhance shareholder value through property re-positioning, capital improvements and restructuring tenant leases.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Contact:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com